EXHIBIT NO. 99.(p) 4

CODE OF ETHICS

VALLEY FORGE CAPITAL ADVISORS, INC.

INTRODUCTION

This Code of Ethics is based on the principle that all supervised persons of Valley Forge Capital Advisors, Inc. (“VFCA” or the “Company”) and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the Company’s.

This Code of Ethics is divided into the following sections:

DEFINITIONS

For purposes of this Code of Ethics, the following words shall have the meaning ascribed to them:

“Access Persons” means all Supervised Persons who (i) have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities or portfolio holdings; (ii) have access to nonpublic recommendations to Advisory Clients; (iii) are involved in making securities recommendations to Advisory Clients; and (iv) all of the Company’s directors, officers and portfolio management personnel. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

“Advisory Client” means any fund for which the Company serves as a general partner, or any person or entity for which it serves as investment adviser, renders investment advice or makes investment decisions.

“Beneficial Ownership” of accounts or securities includes circumstances when an Access Person has or shares direct or indirect pecuniary interest in the accounts or securities. Pecuniary interest means that an Access Person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, but is not limited to (i) accounts and securities held by immediate family members sharing the same household; and (ii) securities held in trust (certain exceptions may apply). In addition, an Access Person may be considered a beneficial owner of an account or securities when the Access Person can exercise direct or indirect investment control.

“CCO” means the Company’s Chief Compliance Officer.

“Code” means this Code of Ethics.

“Covered Securities” means all stock, debt obligations and other instruments, including any warrant or option to acquire or sell a security and financial futures contracts, all exchange traded funds, any warrant for, option in, or security convertible into that security. Covered Securities do not include: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in other mutual funds unless the Company acts as investment advisor or subadvisor to, or the principal underwriter of, the subject fund, and (v) units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach -Bliley Act, and any rules adopted by the Securities and Exchange Commission or the Department of the Treasury.

“Portfolio Manager” means any Access Person who is primarily responsible for the day-to-day management of an Advisory Client.

“Proprietary account” means a securities investment or trading account in which an Access Person has an interest or over which an Access Person exercises control or provides investment advice.

“Supervised Persons” means any partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the Company and are subject to the Company’s supervision and control.

I.	FIDUCIARY DUTY

This Code of Ethics applies to all “Supervised Persons”, however, certain portions of this Code of Ethics apply only to a subset of Supervised Persons, referred to as “Access Persons”. Supervised Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of Advisory Clients.

This Code of Ethics prohibits any Supervised Person from:

•	Profiting from knowledge about the securities activities of any VFCA investment product or of any portfolio manager or research analysis.

•	Disclosing to other persons the security activities engaged in, or contemplated for, any VFCA investment product.

•	Seeking or accepting anything of material value from persons doing business with VFCA, including clients.

As fiduciaries, all Access Persons must at all times:

1. Place the interests of Advisory Clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of Advisory Clients. Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technically compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of the Company’s fiduciary duties.

In connection with general conduct and personal trading activities, Access Persons must refrain from any acts with respect to the Company’s clients, which would be in conflict with Advisory Clients or cause a violation of applicable securities laws, such as:

•	Employing any device, scheme or artifice to defraud;

•	Making any untrue statement of material fact to a client, or omitting to state a material fact to a client necessary in order to make the statement not misleading;

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit; or

•	Engaging in any manipulative practice.

It is not possible for this policy to address every situation involving Access Persons’ personal trading. The CCO is charged with oversight and interpretation of the Code in a manner considered fair and equitable, in all cases with the view of placing the Company’s clients’ interests paramount. It also bears emphasis that technical compliance with the procedures, prohibitions and limitations of the Code will not automatically insulate you from scrutiny of, or sanctions for, securities transactions which abuse your fiduciary duty to any client of the Company.

II.	OTHER DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to person whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to Access Persons:

1. Access Persons should not make, or accept, gifts, entertainment or other favors that could in any way influence, or appear to influence, their business decisions, or those of the Company’s business partners. Gifts and entertainment should not be excessive and Access Persons should be mindful that gifts and entertainment from a single source that are otherwise acceptable may be considered excessive in the aggregate. Questions about appropriate gifts and entertainment should be referred to the CCO.

2. Accepting Gifts. On occasion, because of their position with the Company, Access Persons may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Gifts in the form of cash or cash equivalents may not be accepted regardless of amount (Cash equivalents include: gifts certificates, traveler’s checks, bonds, securities or other instruments that may be readily converted to cash). Any such gifts must be declined and returned in order to protect the reputation and integrity of the Company. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO.

3. Solicitation of gifts. Under no circumstances should Access Persons solicit any gift, entertainment or favor from any business partner. Conduct that directly or indirectly seeks a bribe or kickback is prohibited.

4. Giving gifts. Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the Company.

C. Outside Business Activities and Affiliations. Engaging in employment or other business relationships outside of the Company may present a conflict of interest. Access Persons must notify the CCO prior to initiating employment or business relationship outside of the Company.

D. Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Company. This includes, but is not limited to, acquiring Covered Securities for one’s own account that would otherwise be acquired for an Advisory Client.

E. Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any person benefit to such Access Person. If a Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

F. Compliance with Applicable Federal Securities Laws. Pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 Supervised Persons must comply with all applicable Federal Securities Laws. In addition, Supervised Persons must comply with all applicable firm-wide policies and procedures, including this Code, which may be, on occasion, more restrictive than applicable Federal Securities Laws. In addition, Supervised Persons must be sensitive to the need to recognize any conflict, or the appearance of a conflict, of interest between personal activities and activities conducted for the benefit of Advisory Clients, whether or not covered by the provisions of this policy.

G. Reporting, Review and Recordkeeping. VFCA shall provide each Supervised Person with a copy of this Code of Ethics and any amendments. Within 10 days of receipt of the Code or any amendment, Supervised Persons are required to provide VFCA with a written acknowledgement of their receipt of this Code of Ethics and any amendments by completing and submitting to the CCO the form attached as Exhibit A. All violations of the Code by a Supervised Person must be reported promptly to the CCO. The CCO shall periodically review Access Persons’ holdings statements and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The CCO shall maintain in the Company’s files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons’ written acknowledgement of receipt of the Code, (iv) copies of the quarterly and annual compliance certificates required by the Code.

Employees of VFCA (and their spouse, dependent children, or investment club) cannot purchase stock in any company for which VFCA serves as investment advisor or any company which provides goods and services to VFCA. Further restrictions on buying and selling securities are described in Section III below.

H. Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. The Company may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived therefrom and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions including termination.

I. Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing.

J. Compliance Certification. All Access Persons must submit a complete report of the Access Person’s securities holdings. See Exhibit B.

III.	PERSONAL SECURITIES TRANSACTIONS

The procedures in this Part III are designed to assist the CCO in detecting and preventing breaches of the Company’s fiduciary duties to its clients (inadvertent or otherwise) and avoiding potential conflicts of interest with clients, in connection with the personal trading activities of Access Persons.

A. Personal Trading Accounts and Reports. Upon receipt of this Compliance Manual, each Access Person shall be required to identify to the CCO all brokerage and commodities trading accounts that constitute proprietary accounts with respect to the Access Person. The form to be used for this purpose is attached as Exhibit C.

B. Not later than 10 days after becoming an Access Person of the Company, the Access Person must provide to the Company an Initial Holdings Report with holdings statements, disclosing the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security in which the Access Person has any direct or indirect beneficial ownership and the name of any broker, dealer or bank with which the new Access Person maintained an account in which any securities were held for his or her direct or indirect benefit as of the date the person became an Access Person. The form of the Initial Holdings Report is attached as Exhibit B.

C. Thereafter, Access Persons must advise the Company and receive authorization before opening any new Proprietary Accounts. Notice shall be given to, and authorization received from the CCO in accordance with the procedures set forth in this policy.

D. Each Access Person shall arrange for duplicate copies of all trade confirmations and all brokerage statements (“Brokerage Reports”) relating to Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the account is maintained to the Company, to the attention of the CCO. In the alternative, Access Persons may close all Proprietary Accounts and trade only through one or more brokers approved by the Company, if any, the names of which may be obtained from the CCO, which such brokers will be authorized to provide such information to the Company.

E. In addition, each Access Person must report to the CCO any private securities transactions that are not carried out through brokerage accounts.

F. For each securities trade by an Access Person for which a confirmation is not available, the Access Person is responsible for promptly providing the CCO with the date, security, nature of the transaction, price, parties and brokers involved in the transaction.

G. Prior to arranging a personal loan with a financial institution that will be collateralized by securities; an Access Person must obtain the approval of the CCO.

H. No later than 30 days after the each calendar year, each Access Person is required to submit to the CCO a report of the Access Person’s current securities holdings, with the title and type of security and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership and the names of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit (the “Annual Holdings Report”). Information in the Annual Holdings Report must be current as of a date no more than 30 days prior to the date the report was submitted and indicate the date the report was submitted. Access Persons may submit an Annual Holdings Report either by completing and submitting the form attached as Exhibit D or by arranging for the CCO to receive Brokerage Reports that contain the information required by the Annual Holdings Report. In addition, each Access Person is also required to certify annually to the Company that he or she has complied with all of the requirements of this Code of Ethics. The form to be used for this purpose is attached as Exhibit E.

I. Transactions Reporting Requirements. Each Access Person must report all transactions in Covered Securities in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. Reports must show the following information for all purchases or sales of Covered Securities, whether or not executed in a Proprietary Account:

1. the date of the transaction, the title, the interest rate, maturity date (if applicable) and principal amount (if applicable), the number of shares, the ticker symbol and CUSIP if applicable.

2. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3. the price of the Covered Security at which the transaction was effected;

4. the name of the broker, dealer or bank with or through whom the transaction was effected; and

5. the date that the report is submitted by the Access Person.

Access Persons must submit a quarterly report within 30 days of calendar quarter end even if they had no transactions in Covered Securities within the quarter (a “Quarterly Transactions Report”). Access Persons may submit a Quarterly Transactions Report either by completing and submitting the form attached as Exhibit F or by arranging for the CCO to receive Brokerage Reports that contain the information required by the Quarterly Transactions Report. In addition, each Access Person is also required to certify quarterly to the Company that he or she has complied with all of the requirements of this Code of Ethics. The form to be used for this purpose is attached as Exhibit G.

For purposes of this report, transactions in Covered Securities that are affected in automatic investment plans need not be reported. In addition, an Access Person need not make a quarterly transaction report under this provision if the report would duplicate information contained in broker trade confirmations or account statements received by the CCO with respect to the Access Person within the time period required, if all of the information required by this provision is contained in such broker trade confirmation or account statements.

J. Review of Personal Trading Information. All confirmations, statements and other information will be reviewed to monitor compliance with this policy. The Company reserves the right to require the Access Person to reverse, cancel or freeze, at the Access Person’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

K. Client Priority.

1. Access Persons of the Company must first give priority on all purchases and sales of securities to the Company’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

(1)	contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the Access Person;

(2)	knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;

(3)	using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

(4)	giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

2. Clients must always receive the best price, in relation to Access Persons, on same day transactions.

L. Front-Running. Without the prior written approval of the CCO, no Access Person may execute a transaction in a security for a proprietary account if the Access Person is aware or should be aware that an order for a client account for the same security, same way, remains unexecuted or the Company is considering same way trades in the security for client accounts. Transactions in options, derivatives or convertible instruments for a proprietary account that are related to a transaction in an underlying security for a client account (“inter-market front running”) are subject to the same restrictions.

M. Portfolio Managers Trading Securities. Portfolio Managers are prohibited from trading a security for their Proprietary Accounts for seven calendar days before or after a transaction in the same or equivalent security for an Advisory Client for which he or she serves as Portfolio Manager. If a Portfolio Manager receives pre-clearance authorization to trade a security in his or her Proprietary Account, and subsequently determines that it is appropriate to trade the same or equivalent security for his or her Advisory Client, the Portfolio Manager must contract the CCO prior to executing any trades for his or her Advisory Client.

N. Restricted List. Certain transactions in which the Company engages may require, for either business or legal reasons that any client accounts or proprietary accounts do not trade in certain securities for specified time periods. A security will be designated as “restricted” if the Company is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security should be restricted for any other reason. The Company’s “restricted list” will be maintained by the CCO. It generally will not be circulated. It is the responsibility of Access Persons to determine whether a security is on the Company’s restricted list prior to the execution of any security transactions.

O. Personal Trading Approvals.

1. No trading transactions for proprietary accounts may be effected without the prior approval of the CCO, and any transaction may be cancelled at the end of the day by the CCO and the trade allocated to a client account if determined by the CCO to be required. The CEO must similarly approve any trade by the CCO. A Personal Securities Trading Request Form should be used for this purpose in the Form attached to this policy as Exhibit H. The CCO shall promptly notify the Access Person of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Access Person. Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the Access Person within 24 hours of the verbal notification.

2. When any Access Person recommends that a security be bought or sold for a client account, such Access Person must disclose to the CCO if a position in that security is then held in the Access Person’s proprietary account. The CCO may restrict such Access Person from buying or selling the position from any proprietary account until a specified period of time after the orders for client accounts have been filled and there is no buying or selling program in progress.

3. By seeking pre-clearance, Access Persons will be deemed to be advising the CCO that they (i) do not possess any material, nonpublic information relating to the security; (ii) are not using knowledge of any proposed trade or investment program relating to any Advisory Client for personal benefit; (iii) believe the proposed trade is available to any similarly situated market participant on the same terms; and (iv) will provide any relevant information requested by the CCO.

Pre-clearance may be denied for any reason. An Access Person is not entitled to receive any explanation or reason if their pre-clearance request is denied.

P. Principal Transactions. Neither the Company nor an Access Person may engage in principal transactions between a proprietary account and a client account without first obtaining the prior written approval of the CCO and the consent of the client.

Q. Private Placements. No Access Person may acquire, directly or indirectly, Beneficial Ownership of any security in a private placement without the prior approval of the CCO. A Personal Securities Trading Request Form should be used for this purpose (Exhibit H). The CCO shall promptly notify the Access Person of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Access Person.

If the request is approved, the Access Person must report the trade to the CCO and report the holding on the Annual Compliance Certification and Quarterly Transactions Report.

If the Access Person is also a Portfolio Manager and has a material role in the subsequent consideration of securities of the issuer (or one that is affiliated) by any Advisory Client after being permitted to make a Private Placement, the following steps must be taken:

1. The Portfolio Manager must disclose the Private Placement interest to the Company’s clients.

2. The Portfolio Manager must request an independent review by the CCO in conjunction with other appropriate parties for any subsequent decision to buy any securities of the issuer (or one that is affiliated) for the Portfolio Manager’s assigned Advisory Client(s) before buying for the Advisory Client(s).

R. Initial Public Offerings. No Access Person may acquire, directly or indirectly, Beneficial Ownership of any security in an initial public offering without the prior approval of the CCO. A Personal Securities Trading Request Form submitted for this purpose should be submitted to the CCO before the Access Person places an indication of interest in the initial public offering with a broker (Exhibit H). The CCO shall promptly notify the Access Person of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Access Person.

S. Short-Term Trading. All Access Persons are prohibited from profiting from the purchase and sale (or sale and purchase) of the same or equivalent Covered Security within 60 calendar days. Profits from such trades must be disgorged (surrendered) in a manner acceptable to the Company. Any disgorgement amount shall be calculated by the CCO, the calculation of which shall be binding. This provision does not apply to:

•	Transactions in Covered Securities that are exempt from the pre-clearance requirements described above;

•	Transactions executed in Proprietary Accounts that, with prior approval from the CCO, are exempt from pre-clearance; or

•	Transactions effected through an automatic investment plan.

T. Service as a Director. Access Persons must notify the CCO prior to serving on a board of directors or trustees of a publicly traded company or a privately held company that is reasonably likely to become publicly traded within one year form the date the Access Person joined the board. In the event an Access Person learns that a privately held company for which the Access Person serves as a director or trustee plans to make a public offering, the Access Person must promptly notify the CCO. Access Persons serving as directors or trustees of publicly traded companies may be isolated form other Access Persons through “information barriers” or other appropriate procedures.

Access Persons who would like to serve on a board of directors or trustees of a non-profit organization must refer to the section of the Company’s Compliance Manual regarding engaging in outside activities.

IV. INSIDER TRADING

A. Policy Statement On Insider Trading.

1. The Company is in the business of obtaining and analyzing information about companies and their securities to give us the basis for profitably trading in securities. Generally, such investigation and analysis helps investors in securities markets to make informed investment decisions, which is one of the goals of the federal securities laws. It is illegal, however, under the securities laws to trade or recommend trades in a security while using or even, in some cases, while merely possessing material nonpublic information about that security or its issuer. It is the Company’s policy to conduct our business in full compliance with the law, and to ensure that our employees do so. This Section IV sets forth the legal prohibitions regarding insider trading and procedures all employees must observe to comply with the law.

2. This Policy Statement applies to the Company (and each of its subsidiaries and affiliates) and all of its employees, provided, however, for the purposes hereof, “employees” shall also be deemed to include officers and directors of the Company and its subsidiaries and affiliates. Any questions on this Policy Statement should be directed to the CCO. While the law concerning insider trading is evolving, it is generally understood that the law prohibits:

•	Trading in securities by an insider while in possession of material, nonpublic information;

•

Trading in securities by a non-insider while in possession of material, nonpublic information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or misappropriated; and

•

Communicating material nonpublic information to others, or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question. (This is commonly referred to as “tipping.”)

3. The Company forbids any of its employees from (i) trading either personally or on behalf of others, including clients of the Company, while in possession of material nonpublic information; (ii) communicating material nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

4. All information relating to this Company’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Company or our clients, is proprietary to the Company and must be kept confidential. Where such information is material, it should be treated as material nonpublic information; that is, employees must not trade on it for their own accounts, and, without the approval of the CCO, must not disclose it to anyone inside or outside the Company who does not need the information in the course of our business.

B. Background.

The SEC is responsible for enforcing the federal securities laws. State laws generally correspond to the federal laws and impose additional obligations and liabilities. The federal statutes that are most frequently the basis for SEC investigations and prosecutions are section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder. These are the general antifraud provisions of the federal securities laws. Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts over the last 20 years.

In 1984, Congress passed the Insider Trading Sanctions Act (“ITSA”) to help the SEC enforce insider trading laws. Prior to ITSA, the SEC’s primary remedies for fraudulent activity were injunctions and disgorgement of illicit profits. ITSA gave the SEC a new tool against insider trading violators — civil penalties of up to three times the profit realized or loss avoided. Some of the most notorious insider trading cases has been brought by the SEC under ITSA, including proceedings against Dennis Levine, Ivan Boesky and Michael Milken.

In 1988, Congress enacted the Insider Trading Securities Fraud Enforcement Act (“ITSFEA”). ITSFEA made three fundamental changes in insider trading law. First, ITSFEA expanded the scope of persons who may be liable for insider trading to include employers, managerial and supervisory personnel and other controlling persons (collectively, “Controlling Persons”). Even if such Controlling Persons do not themselves trade while in possession of or tip material, nonpublic information, each Controlling Person may be civilly liable to the government in the amount of the greater of $1,000,000 or up to three times the profit realized or loss avoided by the person who made the illegal trades if the Controlling Person failed to take appropriate steps to prevent the violation. ITSFEA also requires registered broker-dealers and investment advisers to adopt, maintain, and enforce written policies and procedures to prevent the misuse of material nonpublic information. ITSFEA also permits contemporaneous traders to bring private suits for damages against insider trading violators and their controlling persons.

In 1990, Congress passed the Securities Law Enforcement Remedies Act, further strengthening the SEC’s arsenal in detecting, deterring and punishing securities laws violations.

C. Key Terms and Concepts.

1. “Insiders” of a company are generally its officers, directors, employees, and controlling shareholders. In addition, persons outside a company who gain inside information in the course of dealings with that company may be legally considered “temporary insiders” of the company and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws. Under this analysis, the Company and its employees can become temporary insiders of a company if the Company advises or performs other services for the company. IF YOU RECEIVE MATERIAL, NONPUBLIC INFORMATION THAT COMES DIRECTLY OR INDIRECTLY FROM ANY INSIDER (temporary or traditional), DO NOT TRADE IN THE COMPANY’S SECURITIES IN YOUR PROPRIETARY ACCOUNTS OR FOR ANY OF THE COMPANY’S CLIENTS, AND DO NOT DISCUSS THE INFORMATION WITH ANY OTHER PERSON, WITHOUT FIRST CONSULTING THE CCO, who may contact the Company’s legal counsel before determining how to proceed.

2. “Tipping” is the disclosure of material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be made by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called “tippers”; those who receive the information are called “tippees.” Criminal and civil liability for trading on the basis of tipped information may attach even where the information is received second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, the tipper may be liable for any profits gained or losses avoided by a tippee, even if the tipper did not trade. IF SOMEONE TIPS INFORMATION TO YOU, DO NOT DISCLOSE THE INFORMATION TO ANYONE EXCEPT AS REQUIRED BY THESE POLICIES AND PROCEDURES. YOU AND THE COMPANY MAY BE LIABLE IF ANYONE TRADES WHILE IN POSSESSION OF MATERIAL, NONPUBLIC INFORMATION RECEIVED FROM OR THROUGH YOU.

3. Trading while in possession of certain nonpublic information is illegal if the information is “material.” “Material” information is (i) information about a company or its securities of such importance that it could be expected to affect the judgment of reasonable investors whether to buy, sell or hold the company’s securities, or

(ii) information that, if generally known, would affect the market price of the security. Material information has also been defined as information that could cause insiders to change their trading patterns. Material information can relate to current events or to possible future events. When information relates to a possible future event, materiality is determined by balancing the probability the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities. Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received. If a transaction you are involved in becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. WHEN IN DOUBT, ALWAYS ASSUME THE INFORMATION IS MATERIAL.

4. Information that employees should consider material includes, among other things, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, manufacturing problems, executive turnover, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and significant new products, services or contracts, or the cancellation or loss of significant orders, products, services or contracts.

5. Material information can also relate to events or circumstances affecting the market for a company’s securities. For example, in 1987, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, Foster Winans, a Wall Street Journal reporter, was found criminally liable for disclosing to others the dates that articles about various companies would be published in the Journal and whether those reports would be favorable or not. Any questions concerning whether certain information is material should be referred to the CCO, who may contact the Company’s legal counsel before determining how to proceed.

6. “Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally. Information that has been selectively disclosed to a few analysts or investors is not public. Public information is information that has been effectively disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC, publication in the newspaper or one of the wires services, such as Bloomberg, Reuters, Stockwatch, etc. Once information has become public, employees must wait to trade until the market has absorbed the information, which shall be determined on a case-by-case basis by the CCO in consultation with the Company’s legal counsel. Any questions concerning whether certain information has become public should be referred to the CCO who may contact the Company’s legal counsel before determining how to proceed.

7. The “Misappropriation Theory” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was stolen or misappropriated from another person. This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders. The Wall Street Journal reporter mentioned above was found by the Supreme Court to have defrauded the newspaper when he stole or “misappropriated” information about upcoming articles from the paper and used the information for trading in the securities markets.

The case law on insider trading has imposed liability based on the purchase or sale of securities on the basis of, or the communication of, material, non-public information misappropriated in breach of a “duty of trust or confidence”. In Rule 10b5-2 of the Securities and Exchange Act of 1934, the SEC has indicated that a “duty of trust or confidence” exists in the following circumstances, among others:

•	Whenever a person agrees to maintain information in confidence;

•

Whenever the person communicating the material, non-public information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the material, non-public information expects that the recipient will maintain its confidentiality; or

•

Whenever a person receives or obtains material, non-public information from his or her spouse, parent, child or sibling; provided, however, that the person receiving or obtaining the information may demonstrate that no duty of trust or confidence existed with respect to the information, by establishing that he or she neither knew or reasonably should have known that the person who was the source of the information expected that the person would keep the information confidential, because of the parties’ history, pattern, or practice of sharing and maintaining confidences, and because there was no agreement or understanding to maintain the confidentiality of the information.

D. Penalties for Insider Trading.

1. Penalties for trading on or tipping material, nonpublic information are severe and include:

•	a civil injunction

•	a bar from future employment in the securities industry

•	disgorgement of the profit gained or the loss avoided

•	a civil penalty of up to three times the profit gained or the loss avoided

•	a criminal fine of up to $1 million (regardless of the profit gained or the loss avoided)

•	jail time of up to 10 years

2. A company or any supervisor or other Controlling Person who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to a civil penalty of the greater of $1 million or up to three times the profit gained or loss avoided as a result of the employee’s violation, a criminal penalty of up to $1 million for individuals and up to $2.5 million for entities, and, for individuals, a jail term of up to ten years. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

3. In addition, any violations of the Company’s insider trading policies and procedures will result in serious sanctions by the Company including dismissal for cause, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not any such violation also constitutes a violation of law. Furthermore, the Company may initiate or cooperate in civil or criminal proceedings against any employee relating to or arising from any such violation.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Company’s reputation and an individual’s career. It is essential to avoid even the appearance of impropriety.

E. Procedures To Implement the Company’s Policies Against Insider Trading. The following procedures have been established to aid the employees of the Company in avoiding insider trading, and to aid the Company in preventing and detecting insider trading. Every employee of the Company must follow these procedures. If you have any questions about the procedures, you should consult the CCO.

1. Identify Material Nonpublic Information.

(1)	Before trading for yourself or others, including investment partnerships affiliated with the Company or private accounts managed by the Company, in the securities of a company about which you may be in possession of potential material nonpublic information, you must ask yourself the following questions:

(A)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Would this information affect the market price of the securities if it were generally known? Is this information that could cause insiders to change their trading habits?

(B)	Is the information nonpublic? To whom has this information been provided? Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

(2)	If, after consideration of the above, you believe that you may have come into possession of material, nonpublic information, or if you believe our Company’s activities may have created material, nonpublic information, you must take the following steps:

(A)	Immediately cease all trading in securities of the company (and its affiliates, if appropriate) that is the subject of the material, nonpublic information, including trading on behalf of the Company and its clients, and trading in all of your personal and beneficially owned accounts. In addition, there should be no trades in securities of the company in question in the accounts of your friends or family members after your receipt of the information.

(B)	Immediately cease recommending any transaction in any of the securities of the subject company (and its affiliates, if appropriate) to anyone, including clients of the Company, other employees of the Company and your own business associates, friends or relatives. This prohibition includes making any comment about the company that could in any way be interpreted as a recommendation. Do not solicit clients or potential clients to buy or sell the securities of the subject company (and/or its affiliates, as appropriate).

(C)	Do not discuss the material, nonpublic information with anyone (whether inside or outside of the Company) except as required by these policies, and especially avoid referring to the information in hallways, elevators, restaurants, taxis or any other place where you may be overheard.

(D)	Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Company-wide, which may include application of complex-wide trading restrictions.

(3)	If appropriate, the Company may adopt some or all of the following procedures while anyone in the Company is in possession of material, nonpublic information. Additional measures may be used to address specific situations.

2. Restrict Access to Material, Nonpublic Information.

(1)	Employees who are in a position to handle and analyze proprietary information concerning issuers and/or their securities, whether or not it is known to contain material, nonpublic information, should take the following steps, as appropriate, to protect sensitive documents (including, but not limited to documents that are known to contain material, nonpublic information) from accidentally being read by anyone without a business need to know the information:

(i)	Prohibit removing such documents from the office, limit copying and distribution within the office, keep such documents off desk tops and conference tables when not in use, and shred such documents on disposal.

(ii)	Restrict physical access to areas of the Company where sensitive information may be discussed or stored, lock file cabinets and doors; and restrict movement of non-employees on the premises.

(iii)	Implement computer access security measures such as passwords on files or limited access to terminals through which sensitive information can be obtained.

(iv)	Disguise the identity of the issuer of the securities contained in electronic, mail or facsimile communications among employees and/or persons outside the Company where the documents may pass through the hands of persons with no need to know (e.g., faxes, email, letters, etc.).

(v)	Avoid discussing such information in public places where the conversation may be overheard.

3. Contacts with Third Parties. Requests of third parties such as the press and analysts for information should be directed to the CCO, who may contact the Company’s legal counsel before determining how to proceed.

4. Special Circumstances.

(1)	Employees Serving on Boards of Directors. In limited circumstances, an employee may serve as a director of a company in which the Company has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of clients or for other similar purposes. In addition, from time to time, family members of employees may serve as directors, officers or consultants for companies in which the Company has a securities position. During these periods, the Company will take additional precautions to ensure that inadvertent violations do not occur and to avoid the appearance of impropriety, such precautions to include implementing complex-wide trading restrictions, implementing ethical wall procedures approved in advance by the CCO and other procedures provided for in the Company’s Code of Ethics.

(2)	Restrictions on Trading Without Advance Approval or During Black-Out Periods. Without the consent of the CCO (who may consult with the Company’s legal counsel), when (i) an employee or a member of an employee’s immediate family serves as a director, officer or consultant of a company or (ii) an employee is in possession of material, nonpublic information relating to a company, the following procedures will apply:

(A)	No employee of the Company (or any of its affiliates or subsidiaries) will be permitted to trade in the securities of the subject company (and/or its affiliates as appropriate) for client accounts or for any of his or her personal and beneficially owned accounts without the advance approval of the CCO (who may consult with the Company’s legal counsel before determining how to proceed or whether to grant such approval).

(B)	No employee of the Company (and/or its affiliates, as appropriate) will be permitted to trade in the securities of the subject company (and/or its affiliates, as appropriate) for client accounts or for his or her personal and beneficially owned accounts during any “black-out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers and consultants.

5. Supervisory Procedures.

(1)	Prevention of Insider Trading. To prevent insider trading, the Company is taking steps, such as the adoption and distribution of this Statement or Insider Trading, to familiarize employees with the nature of insider trading and with the Company’s policies and procedures relating to insider trading. The Company will review on a regular basis and update as necessary the Company’s policies and procedures relating to insider trading. The Company has designated the CCO as the individual responsible for answering questions about material, nonpublic information and insider trading and tipping. The Company will assist employees in resolving issues of whether information is material and nonpublic. When it has been determined that any employee of the Company has material, nonpublic information, the Company will take measures to prevent dissemination of such information and will restrict trading in the securities and access to the information. Finally, the Company will advise employees when and if it is permissible to trade in the securities of the company to which the information pertained. Generally, a reasonable period of time must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

(2)	Detection of Insider Trading. To detect insider trading, the Company has adopted policies and procedures relating to Personal Securities Transactions by the Company’s employees. It also may implement other systems to ensure that its policies to safeguard the integrity of sensitive information are followed, some of which may not be apparent to employees. If you have any questions concerning any aspect of these policies and procedures or how they apply in particular situations, please direct your questions to the CCO.

V. PROFESSIONAL CONDUCT

In today’s world, it is often easy to overlook, and even disregard, the advantages of “playing by the rules”. At VFCA, we are committed to ethical business practices; it is our policy to conduct all of our business with fairness, honesty, and integrity.

Because, as an organization, we are judged by the actions and attitudes of our employees, it is imperative that each employee demonstrate the highest standards of professionalism and decision-making when dealing with clients, external contacts, and fellow employees.

Actions or behaviors that violate VFCA’s standards of ethical behavior include, but are not limited to:

•	Treating clients, any outside third party, or fellow employees rudely.

•	Abusive or derogatory language or actions directed towards VFCA, its’ employees, clients, prospects, affiliates, vendors or service providers.

•

Discussing personal account or private information of clients, shareholders and employees with those who do not have a legitimate need to know. (To include employee personal salary/compensation information).

•	Disseminating any information received about clients from outside sources (e.g. vendors).

•	Using VFCA’s client base for personal gain.

•	Failing to use propriety in dealing with client mail, information, or any other documents.

•	Initiating or perpetuating innuendo or rumor – which can be destructive to the well-being of VFCA, its shareholders and/or its employees.

•

Employee’s conviction or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the employee for a period of 45 consecutive days. The employee’s willful and repeated failure to follow the lawful instructions of VFCA after receipt of written notice of such instructions from an appropriate corporate official.

Confidentiality Confidentiality is the cornerstone of the financial services industry. You are expected to use complete discretion in dealing with the account information of both clients and fellow employees – not only during the working day but also outside of VFCA. It is unethical to share salary figures or any other personal information you may learn about in the course of performing your job. You must take care never to discuss personal information with anyone who does not have a legitimate need to know.

You are a trusted employee and, as such, are expected to uphold all of VFCA ethical standards. Failure to do so may result in disciplinary action up to and including termination of employment.

EXHIBIT A

VALLEY FORGE CAPITAL ADVISORS, INC.

CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS AS IT

PERTAINS TO SUPERVISED PERSONS

I have reviewed and will comply with the Valley Forge Capital Advisors, Inc. Code of Ethics.

Signature

Print Name

Date

Received by:

Exhibit A

EXHIBIT B

Valley Forge Capital Advisors, Inc.

83 General Warren Blvd.

Suite 200

Malvern, PA 19355

Attention: Kathleen B. Roman, CCO

Re: Initial Holdings Report

Attached is a complete and accurate list of (i) the title and type of security, ticker symbol or CUSIP, as applicable, number of shares and principal amount of each security in which I, each member of my immediate family and each person to whom I contribute support, have any direct or indirect Beneficial Ownership interest or over which I or any such person have or has any control or provides any investment advice, (ii) the name and address of all brokers, dealers, banks or other institutions where such securities are held and (iii) the corresponding account numbers. This information is current, as of the date I became an Access Person of the Company, which was                             .

Date:	Signed:

Print Name:

Exhibit B

INITIAL HOLDINGS REPORT

FOR

[Name of Access Person]

AS OF

[Date of Employment]

Securities Owned	Financial/Brokerage Institution Where Securities Are Held	Account Name and Number

Exhibit B

EXHIBIT C

Valley Forge Capital Advisors, Inc.

83 General Warren Blvd.

Suite 200

Malvern, PA 19355

Attention: Kathleen B. Roman, CCO

Re: Trading Accounts

Attached is a complete and accurate list of all accounts with any brokerage firm or financial institution through which any Covered Securities may be purchased or sold, held in my name or the name of any of my spouse, my minor children, relatives living with me, and persons to whom I contribute support, or in which any of such persons has a direct or indirect beneficial interest, or over which any of such persons has discretionary investment authority, or for which any of such persons participates, directly or indirectly, in the selection of securities.

I understand that you require this list to monitor my compliance with the policies and procedures of the Company, relating to insider trading, fiduciary duties to clients and other securities laws. I agree to notify the Company and obtain its consent before opening any new account that falls within the description above. I further agree to direct all brokerage firms or other financial institutions identified on the attachment to furnish the Company with copies of all brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts.

Signed:

Print Name:

Date:

Exhibit C

LIST OF SECURITIES AND COMMODITIES ACCOUNTS

AS OF             ,

FOR

[Name of Access Person]

Registered In the Name of	Financial/Brokerage Institution	Account Number

Continue on a second page if necessary.

If none, initial here:                     .

Exhibit C

EXHIBIT D

ANNUAL HOLDINGS REPORT

Check box if applicable: I certify that as of the date of this report, I have no securities holdings required to be reported by the Code of Ethics:  ☐

Securities Holdings. Complete the table below for each Covered Security in which a transaction was effected during the prior calendar quarter. Attach additional sheets as necessary.

Name of Issuer	Type of security	Ticker symbol or CUSIP	Number of shares	Principal amount (if applicable)	Broker, dealer or bank where held

Information in the above table is as of :            , 200   (must be no more than 30 days prior to the date of this report)

Date of Report:

Signed:

Print name:

Exhibit D

EXHIBIT E

ANNUAL CERTIFICATE OF COMPLIANCE

I hereby certify that, since the date on which I received a copy of the Code of Ethics of Valley Forge Capital Advisors, Inc. (the “Company”) or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with the provisions of the Company’s Code of Ethics applicable to me.

In particular, I have (ii) disclosed to the Company the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I, my spouse, any of my minor children, any relatives living with me and any person to whom I contribute support, have or has any direct or indirect beneficial interest or over which I or any such person have or has any control or provides any investment advice, (ii) I have disclosed to the Company all transactions in such accounts through the date of this certification and (iii) I have obtained pre-clearance for all transactions that require pre-clearance under the Code of Ethics. If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

Signed:

Print Name:

Date:

Exhibit E

EXHIBIT F

QUARTERLY TRANSACTIONS REPORT

Check box if applicable: I certify that during the most recent calendar quarter, there were no transactions in Covered Securities that I am required by the Code of Ethics to report:  ☐

Transaction Details. Complete the table below for each Covered Security in which a transaction was effected during the prior calendar quarter. Attach additional sheets as necessary.

Date of Transaction

Name of Issuer

Type of security (title), interest rate (if applicable) and maturity date (if applicable) of security

IPO or private placement

Number of Shares or Units (or principal amount)

Ticker Symbol and CUSIP (if any)

Nature of the transaction (i.e., purchase or sale)

Price Per Share/Units at which the transaction was effected

Approximate Dollar Amount

Account for which transaction was made

Name of broker through which the transaction was effected

Date of Report:
Signed:

Print name:

Exhibit F

EXHIBIT G

Valley Forge Capital Advisors, Inc.

Quarterly Transactions Report and COE Certification

I hereby certify that I have received and reviewed VFCA’s Code of Ethics I recognize that I am subject to these requirements and have complied with all applicable requirements between the date that I last submitted a quarterly or annual transactions report and COE certification and the end of the calendar quarter that immediately preceded the date set forth below.

Further, I certify that I have fully disclosed:

•	All securities holdings in which I have or a member of my immediate family has a beneficial interest

•

I have obtained pre-clearance for all securities transactions in which I have, or an immediate member of my family or household has a beneficial interest except for transactions exempt from pre clearance (money market funds, mutual funds other than PSRPX) or for which I have received an exception in writing from the CCO.

•

I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance of for which I have received an exception in writing from the CCO.

•	I have complied with the Code of Ethics in all other respects.

Signature

Print Name

Date

Received by:	Date:

Exhibit G

EXHIBIT H

PERSONAL SECURITIES TRADING REQUEST FORM

Name:

Details of Proposed Transaction

Circle One	Purchase/Sale

Date of Transaction

Name of Issuer

Ticker Symbol or CUSIP

Type of Security (e.g., Note, Common Stock, Preferred Stock)

Quantity of Shares or Units

Price Per Share/Units

Approximate Dollar Amount

Account for Which Transaction will be Made

Name of Broker

Initial Public Offering	Yes	☐	No	☐

Private Placement	Yes	☐	No	☐

Date of Request:

You  ☐ may/☐ may not execute the proposed transaction described above.

Authorized Signature

Date of Response:

Exhibit H